1 Contact: Dave Snyder Constellation Communications 410-470-9700 david.snyder@constellation.com FOR IMMEDIATE RELEASE CONSTELLATION APPOINTS NNEKA L. RIMMER TO ITS BOARD OF DIRECTORS Former McCormick & Company senior executive brings extensive leadership, growth and strategic expertise to the board BALTIMORE (Oct. 19, 2022) — Constellation announced today the election of Nneka L. Rimmer to its Board of Directors effective Nov. 1, 2022. Rimmer, 51, most recently served as president, Global Flavors & Extracts, for McCormick & Company, Inc., a global leader that manufactures, markets and distributes spices, seasoning mixes, condiments and other products to the food industry. Prior to her retirement in 2021, Rimmer drove industry-leading growth as a member of McCormick’s six-person executive team. “Nneka has delivered strategic expertise, transformational leadership and successful business outcomes along every stop of her inspiring professional journey,” said Robert J. Lawless, chairman, Constellation. “Her track record of identifying and driving both organic and inorganic growth opportunities will be a valuable asset for our company.” “I am excited to join Constellation’s board during such a dynamic and transformative period in the energy industry,” Rimmer said. “As a leader in clean energy, Constellation is well positioned to lead our nation’s transition to a carbon-free future, and I look forward to partnering to support that mission.” Rimmer joined McCormick in 2015 as senior vice president, Corporate Strategy & Development, where she oversaw the successful $4.2 billion acquisition of French’s and Frank’s RedHot Brand, the largest transaction in the company’s history. Later promoted to Chief Transformation Officer, she overhauled McCormick’s business-to-business industrial unit and spearheaded its rebrand to the Global Flavors & Extracts business unit. Shortly after her retirement, McCormick became a Fortune 500 company due in

2 part to its overarching focus on growth and successful execution of corporate strategies led by Rimmer. Prior to McCormick, Rimmer spent 15 years with Boston Consulting Group (BCG) focused on advising Fortune 100 C-Suite executives and board directors on global growth, M&A strategy, talent development and change management. She rose to become BCG’s first Black female partner, with leadership positions across the consumer goods and retail, public sector and strategy practices. Since stepping away from her corporate career, Rimmer has maintained a dedicated focus on board service. She currently serves as an independent director and member of the audit and human capital committees for Energizer Holdings. She is also on the boards of Wellness Pet LLC and Wheel Pros LLC, two private equity-owned consumer products companies. Rimmer also serves as a trustee at the University of Maryland, Baltimore. Rimmer earned her bachelor’s degree in chemical engineering from Stanford University and her master’s of business administration and juris doctorate from Northwestern University. # # # About Constellation Constellation Energy Corporation (Nasdaq: CEG) is the nation’s largest producer of clean, carbon-free energy and a leading supplier of energy products and services to millions of homes, institutional customers, the public sector, community aggregations and businesses, including three fourths of Fortune 100 companies. Headquartered in Baltimore, our fleet of nuclear, hydro, wind and solar facilities has the generating capacity to power the equivalent of approximately 15 million homes, providing 10 percent of the nation’s carbon-free electricity. Our fleet is helping to accelerate the nation’s transition to clean energy with more than 32,400 megawatts of capacity and annual output that is nearly 90 percent carbon-free. We have set a goal to achieve 100 percent carbon-free power generation by 2040 by leveraging innovative technology and enhancing our diverse mix of hydro, wind and solar resources paired with the nation’s largest nuclear fleet. Follow Constellation on LinkedIn and Twitter.